SERVICE AGREEMENT

This Agreement entered into this 23rd day of September, 2011 by and between Louisiana and North West Railroad Company, Inc., a Louisiana Corporation (“Railroad”) and Wood Energy Group, Inc. (“Industry”).

Whereas:  On August 29, 2011 the parties entered into a Lease Agreement wherein Railroad leased approximately 10 acres of land in its Iron Bridge Road facility at Gibsland, Louisiana to Industry for its use in Industry’s tie reclamation, grinding and disposal business (the “Leased Site”), and

Whereas:  The parties desire to set forth their relationship concerning services to be provided by Railroad and payments and guarantees to be made and granted by Industry in furtherance of Industry’s activities at the leased site.

Now therefore, the parties agree as follows:

Construction of Track:  Railroad will construct track structures on the Leased Site as depicted in Exhibit A to the Lease.  Industry shall pay to Railroad Ten dollars ($10) per foot of track per month during the term hereof for use of such track; provided however, in lieu of such payments, Industry shall have the option to pay for the cost of construction of the track upon completion thereof.

Spotting of Railcars:  Upon request by Industry, Railroad agrees to move loaded railcars of scrap ties from interchange points to the Leased Site and agrees to move empty railcars from the Leased Site to the interchange points.  Industry shall pay switching charges therefore in the amounts set forth in Section 6 of the Lease.

Minimum Carload Guarantee:  Industry agrees to receive a minimum of One Thousand Two Hundred (1,200) loaded railcars each year (beginning the effective date hereof) to the Leased Site during the term hereof.  In the event that Industry fails to receive at least 1,200 loaded railcars in any year, Industry shall pay to Railroad Three Hundred Dollars ($300) for each railcar less than 1,200 received in that year, (the “Shortfall Amount”).  The Shortfall Amount shall be computed each year and paid to Railroad within 30 days of invoice date.

Term:  The term and Effective Date of this Agreement shall be the same as the term and Effective Date of the Lease.

Signatures appear on next page

In Witness Whereof, the parties have caused this Agreement to be executed effective as of the Effective Date of the Lease.

Louisiana and North West Railroad Company, Inc.

By:	/s/ Bennett Marks

Its:	EVP

Wood Energy Group, Inc.

By:	/s/ Jon Ryan

Its:	CFO